Exhibit 99.2

COLLEGIATE FUNDING MASTER SERVICING, L.L.C.

OFFICER’S CERTIFICATE

The Bank of New York

10161 Centurion Parkway

Jacksonville, FL 32256

Collegiate Funding Services Education Loan Trust 2005-B

10304 Spotsylvania Avenue, Suite 100

Fredericksburg, VA 22408

Pursuant to Section 4.04(g) of the Indenture, dated July 1, 2005 (as amended, the “Indenture”), between Collegiate Funding Services Education Loan Trust 2005-B, a statutory trust duly organized and existing under the laws of the State of Delaware, and The Bank of New York, a New York banking corporation, the undersigned hereby certifies that (i) a review of the activities of the Collegiate Funding Master Servicing, L.L.C. (the “Master Servicer”) from January 1, 2005 through December 31, 2005 has been made under my supervision, and (ii) to the best of the knowledge of the undersigned, based on the review, the Master Servicer has substantially fulfilled all its material obligations under the Indenture throughout such period.

The undersigned also hereby certifies that the Master Servicer has disclosed all significant deficiencies relating to the Master Servicer’s compliance with the Indenture.

Collegiate Funding Master Servicing, L.L.C.

By:	/s/ Daniel A. Long
Daniel A. Long
Vice President
February 27, 2006